EX-99.d.2.i

AMENDMENT NO. 1 TO

EXHIBIT A

OF THE INTERIM INVESTMENT MANAGEMENT AGREEMENT

     THIS EXHIBIT to the Interim Investment Management Agreement dated January 4, 2010 (the “Agreement”) between DELAWARE POOLED TRUST and DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust (the “Investment Manager”), amended as of the 26th day of February, 2010 lists the Funds for which the Investment Manager provides investment management services pursuant to this Agreement, along with the management fee rate schedule for each Fund and the date on which the Agreement became effective for each Fund.

Management Fee Schedule (as a
percentage of average daily net assets)
Fund Name	Effective Date	Annual Rate
The Real Estate Investment Trust	January 4, 2010	0.75% on first $500 million
Portfolio (also known as Delaware REIT fund)		0.70% on next $500 million
0.65% on next $1.5 billion
0.60% on assets in excess of $2.5 billion

DELAWARE MANAGEMENT COMPANY,		DELAWARE POOLED TRUST
A series of Delaware Management Business Trust

By:		By:
Name:	David P. O’Connor	Name:	Patrick P. Coyne
Title:	Senior Vice President	Title:	President